Exhibit 99.1

3756 Central Ave. Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

Provident Bank Announces a New Branch Office in
La Quinta, California

Riverside, Calif. – January 12, 2012 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced that the Bank has signed a lease agreement with the intention of opening a new full-service branch office in La Quinta, California.  The branch will be located on Highway 111, East of Washington Street, and will compliment its existing branch location in Rancho Mirage.
“The La Quinta branch will become the Bank’s second branch in the Low Desert where we have strong community ties.  Our branch in Rancho Mirage opened in the late 1970’s and we have participated in the growth of the surrounding communities ever since,” commented Craig G. Blunden, Chairman and Chief Executive Officer.  Mr. Blunden went on to say, “The branch is scheduled to open in the early summer of 2012 subject to customary contingencies, contractual requirements and regulatory approvals.  It will extend our coverage in the Inland Empire and provide us a better opportunity to serve residents and businesses in the Low Desert”.
Provident Bank is a federally chartered, full-service retail bank with assets of approximately $1.3 billion.  Headquartered in Riverside, California, Provident Bank has been serving the Inland Empire for over 55 years and currently operates 14 full-service retail/business banking branches in the Inland Empire along with 12 Provident Bank Mortgage loan production offices throughout California.  More information regarding Provident Bank can be found on its website, www.myprovident.com.

Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and CEO	President, COO and CFO